EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2006 Stock and Option Plan of Vertex Pharmaceuticals Incorporated of our reports dated February 19, 2010, with respect to the consolidated financial statements of Vertex Pharmaceuticals Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Vertex Pharmaceuticals Incorporated filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
May 10, 2010